EX-99(11)(a)

[Stradley letterhead]

March 1, 2011

Board of Trustees of
Delaware Investments National Municipal Income Fund
2005 Market Street
Philadelphia, PA 19103-7094

                                Subject: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Delaware Investments National Municipal Income Fund, a Delaware statutory trust (the “Acquiring Fund”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares of beneficial interest, par value $0.01 per share, to be issued by the Acquiring Fund in exchange for substantially all of the assets of Delaware Investments Arizona Municipal Income Fund, Inc., a Minnesota corporation (the “Target Fund”) (such transaction, the "Transaction").

We have reviewed the Acquiring Fund’s Agreement and Declaration of Trust and By-laws, resolutions adopted by the Acquiring Fund’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Acquisition for the Transaction, which was approved by the Acquiring Fund’s Board of Trustees and by the Target Fund’s Board of Directors (the “Agreement”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of Massachusetts law governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Massachusetts or other States.

We have assumed the following for purposes of this opinion:

1. The Shares of the Acquiring Fund will be issued in accordance with the Acquiring Fund’s Agreement and Declaration of Trust and By-laws, the Agreement, and resolutions of the Acquiring Fund’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

2. The Shares will be issued against payment therefor as described in the Registration Statement and the Agreement, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP
By: /s/ Michael D. Mabry
Michael D. Mabry, a Partner